                           THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       FIRST QUARTER ENDED MARCH 31
                                                       ----------------------------
                                                           1996            1995
                                                       ------------    ------------

PRIMARY
Average shares outstanding..........................    105,225,121     123,114,766
Dilutive stock options based on the treasury stock
 method using average market price..................         *              301,420
                                                       ------------    ------------
   Total............................................    105,225,121     123,416,186
                                                       ============    ============
Income from continuing operations...................   $     26,037    $     16,350
Discontinued operations.............................                      1,637,642
Cumulative effect of changes in accounting
 principles, net of income tax benefit of $8,817....                        (12,724)
                                                       ------------    ------------
Net income..........................................   $     26,037    $  1,641,268
                                                       ============    ============
Preferred dividend requirements.....................   $     10,911    $      4,730
                                                       ============    ============
Earnings available to common shareholders...........   $     15,126    $  1,636,538
                                                       ============    ============

Primary earnings per share:
  Continuing operations.............................   $        .14    $        .09
  Discontinued operations...........................                          13.27
  Cumulative effect of accounting changes, net......                           (.10)
                                                       ------------    ------------
Primary earnings per share..........................   $        .14    $      13.26
                                                       ============    ============

  * Less than 3% dilution: common stock equivalents of 2,566,281 are not added to weighted average shares.



                                  Exhibit 11

                           THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       FIRST QUARTER ENDED MARCH 31
                                                       ----------------------------
                                                           1996            1995
                                                       ------------    ------------
FULLY DILUTED
Average shares outstanding..........................    105,225,121     123,114,766
Common shares assumed issued upon conversion of
 Series B preferred stock...........................      7,789,276       5,520,393
Dilutive stock options based on the treasury stock
 method using market price at the close of the
 period, if higher than average market price........         *              391,909
                                                       ------------    ------------
   Total............................................    113,014,397     129,027,068
                                                       ============    ============

Income from continuing operations...................   $     26,037    $     16,350
Discontinued operations.............................                      1,637,642
Cumulative effect of changes in accounting
 principles, net of income tax benefit of $8,817....                        (12,724)
                                                       ------------    ------------
Net Income..........................................   $     26,037    $  1,641,268
                                                       ============    ============
Preferred dividend requirements.....................   $      8,236    $      2,798
                                                       ============    ============
Earnings available to common shareholders...........   $     17,801    $  1,638,470
                                                       ============    ============

Fully diluted earnings per share:
 Continuing operations..............................   $     **        $        .11
 Discontinued operations............................                          12.69
 Cumulative effect of accounting changes, net.......                           (.10)
                                                       ------------    ------------
Fully diluted earnings per share....................   $     **        $      12.70
                                                       ============    ============

  *Less than 3% dilution: common stock equivalents of 3,301,185 are not added to weighted average shares.

 **Antidilutive

                                   Exhibit 11
                                  Page 2 of 2